Exhibit 5.2

Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020-1001 Main Tel +1 212 506 2500 Main Fax +1 212 262 1910 www.mayerbrown.com

February ___, 2019

Anchiano Therapeutics Ltd.

1/3 High-Tech Village,

Givat Ram, P.O. Box 39264

Jerusalem, 9139102 Israel

Re:	Registration Statement on Form F-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form F-1 (File No. 333-229155) (as amended to date, the “Registration Statement”) filed by Anchiano Therapeutics Ltd., an Israeli company (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration and proposed offering of up to 2,760,000 American Depositary Shares (“ADSs”), each representing five ordinary shares of the Company, no par value per ordinary share (the “Ordinary Shares”). The ADSs will be issued pursuant to a Deposit Agreement, dated February ___, 2019 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and all owners and holders of the ADSs issued thereunder.

We are acting as U.S. securities counsel for the Company in connection with the Registration Statement. In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when the ADSs are issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such ADSs will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

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Please note that we are opining only as to the matters expressly set forth herein, that no opinion should be inferred as to any other matter. We are opining herein as to the laws of the State of New York as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations. This opinion is based upon currently existing laws, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. In rendering the foregoing opinions, we have relied, for matters involving Israeli law, on the opinion of Goldfarb Seligman & Co., Israeli counsel to the Company.

This opinion is being rendered solely in connection with the registration of the offering and sale of the ADSs, pursuant to the registration requirements of the Securities Act.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement and in any Registration Statement pursuant to Rule 462(b) under the Securities Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Mayer Brown LLP

[AP]